EXHIBIT 99.1

For Information: Paul V. Dufour	For Immediate Release
Telephone: (972) 401-7391	February 2, 2004

IMCO RECYCLING REPORTS FOURTH QUARTER

AND FULL-YEAR 2003 NET EARNINGS

Irving, Texas—- IMCO Recycling Inc. (NYSE:IMR) today reported fourth quarter 2003 net earnings of $456,000 or $.03 per common diluted share. These results include a gain of $5.4 million after tax from the early extinguishments of debt that was partially offset by charges totaling $3.8 million after tax for the write-off of the company’s Utah aluminum recycling facility which was permanently closed, and for write-downs of certain other properties held for sale.

IMCO’s net earnings for the full year of 2003 totaled $3.9 million or $.26 per diluted share.

The company’s net earnings in the fourth quarter of 2002 were $1.5 million or $.10 per share.

Before the cumulative effect of a required accounting change for goodwill that was recognized in the first quarter, the company’s earnings for all of 2002 were $6.9 million or $.47 per share. After the effect of the accounting change, IMCO had a net loss in 2002 of $51.9 million or $3.54 per share.

The major factors affecting IMCO’s financial results in the fourth quarter of 2003 are as follows.

• The company’s aluminum-domestic segment incurred a loss of $2.4 million compared with income of $8.1 million in 2002’s fourth quarter. The loss resulted from the write-off of the Utah plant, from a write-down of property held for sale, and from a seven percent decrease in the combined amount of material

(more. . .)

processed at U.S. aluminum recycling and specialty alloys plants. IMCO’s aluminum recycling volume has been depressed for about three years mainly because of the low level of U.S. industrial activity that prevailed during this period. It also has been affected by a decrease in the collection and recycling of aluminum beverage cans, and by closures of customers’ plants in the Pacific Northwest. Volume of the company’s specialty alloys facilities which serve the auto industry was strong in the fourth quarter of 2003 but these plants’ profit margins were reduced by the scarcity and high cost of scrap.

• The company began reporting separate segment results for its aluminum-international activities in 2003 because of the March 1 acquisition of effective full ownership of VAW-IMCO whose financial results had been reported under the equity method of accounting but are now consolidated into the company’s accounts. IMCO also expanded its other international operations during the year. Fourth quarter processing volume of the aluminum-international segment was significantly above the level of the same period of 2002. The segment’s income was $5.7 million compared with income of $845,000 in the fourth quarter of the prior year.

• Income of IMCO’s zinc segment was $834,000 compared with income of $394,000 in 2002’s fourth quarter. This improvement was primarily due to a rise in the zinc price that resulted from the industry’s better supply/demand balance.

• Selling, general and administrative expense and interest expense increased due to the company’s full ownership of VAW-IMCO and to certain nonrecurring professional and legal fees. Interest expense also rose because of the refinancing of virtually all of IMCO’s outstanding debt that was completed in October.

(more. . .)

• Interest and other income, which includes the gain on the early extinguishments of debt and certain of the charges incurred in the quarter, totaled $2.6 million compared with interest and other income of $174,000 in the fourth quarter of 2002.

• The company recorded a tax benefit of $3.8 million due to the previously discussed charges, to the fourth quarter operating loss, and to the exclusion of the non-taxable gain on the extinguishment of debt. In the fourth quarter of 2002 IMCO had a tax provision of $417,000. For all of 2003 the company recorded a tax benefit of $1.7 million compared with a tax provision of $3.8 million recorded in 2002.

Don V. Ingram, chairman and chief executive officer, said the company’s total aluminum volume “increased in the fourth quarter from the levels of 2003’s third quarter as U.S. and world economic conditions improved. Aluminum and zinc commodity prices also moved higher, indicating a strengthening of these markets. We believe these trends will continue in 2004 and that we also will benefit this year from the expansion of our European and Latin American operations. We expect all these positive factors to more than offset our higher interest costs and allow us to increase IMCO’s net earnings in the first quarter of 2004 from the $1.3 million or $.09 per share that we earned in the same period last year.”

In the fourth quarter and full year of 2003, the company’s processing volume, revenues and cost of sales all increased from year-ago levels because of the consolidation of VAW-IMCO’s operations, greater production at IMCO’s Brazilian facility and expansions of capacity at both VAW-IMCO and the company’s Mexican plant. Revenues rose more than volume because the majority of VAW-IMCO’s volume is based on product sales that

(more. . .)

include the cost of metal purchased, processed and sold.

Total aluminum and zinc processing volume in the fourth quarter of 2003 was 783.1 million pounds, 20 percent above the 653.4 million pounds processed in the fourth quarter of 2002.

Revenues in the fourth quarter totaled $237.9 million, 42 percent higher than revenues of $167.9 million in the same period of 2002.

Processing volume for the full year of 2003 was 2.96 billion pounds, 17 percent above the 2.54 billion pounds processed in 2002.

Revenues in 2003 totaled $892.0 million, 30 percent higher than revenues of $687.2 million in 2002.

The public and media are invited to listen to IMCO Recycling’s conference call that will begin at 10:30 A.M. (ET) today. To access the call, log on to the web at http://www.firstcallevents.com/service/ajwz397917941gf12.html. If you are unable to access the call on a live basis, it will be archived on the website www.imcorecycling.com. To access the replay, click on For The Investor.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

FOURTH QUARTER 2003 SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding expected continuation of the trends regarding the strengthening of U.S. and world economic conditions and higher aluminum and zinc commodity prices, estimated benefits from anticipated expansion of the company’s European and Latin American operations, and projected increased net earnings and earnings per share in the first quarter of 2004 compared to the first quarter of 2003. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those

(more. . .)

described therein. These risks and uncertainties would include, without limitation, weakened demand resulting from U.S. and worldwide economic conditions; risks related to the price of aluminum and zinc on world and U.S. markets; utilized capacity of the company’s various facilities; declines in the U.S. can recycling rate; future downturns in automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; future levels and timing of capital expenditures; fluctuations in operating margins for the products and services the company provides; availability of aluminum scrap and other metal supplies that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the company; the financial condition of its customers and the retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

(more. . .)

IMCO Recycling Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended December 31,		For the full year ended December 31,
	2003	2002	2003	2002
REVENUES	$237,928	$167,892	$892,015	$687,168
Cost of sales	226,134	157,356	837,237	640,696

GROSS PROFIT	11,794	10,536	54,778	46,472

Selling, general and administrative expense	11,169	7,365	38,242	26,549
Fees on receivables sale	22	387	843	1,698
Amortization	58	—	247	—
Interest expense	6,287	2,235	15,806	9,727
Interest and other (income)	(2,616)	(174)	(2,378)	(367)
Equity in loss (earnings) of affiliates	58	(1,299)	(789)	(2,403)

	14,978	8,514	51,971	35,204

Earnings (loss) before provision for income taxes, minority interests and accounting change	(3,184)	2,022	2,807	11,268

Provision for income taxes (benefit)	(3,827)	417	(1,653)	3,843

Earnings before minority interests and accounting change	643	1,605	4,460	7,425

Minority interests, net of provision for income taxes	187	151	560	561

Earnings before accounting change	456	1,454	3,900	6,864

Cumulative effect of accounting change (after tax)	—	—	—	(58,730)

Net earnings (loss)	$456	$1,454	$3,900	$(51,866)

(more. . .)

	For the three months ended December 31,		For the full year ended December 31,
	2003	2002	2003	2002
Net Earnings (Loss) Per Common Share:
Basic earnings before accounting change	$0.03	$0.10	$0.27	$0.47
Cumulative effect of accounting change	—	—	—	(4.04)

Basic earnings (loss) per share	$0.03	$0.10	$0.27	$(3.57)

Diluted earnings before accounting change	$0.03	$0.10	$0.26	$0.47
Cumulative effect of accounting change	—	—	—	(4.01)

Diluted earnings (loss) per share	$0.03	$0.10	$0.26	$(3.54)

Weighted Average Shares Outstanding:
Basic	14,470	14,498	14,473	14,548
Diluted	15,078	14,565	15,010	14,655

Supplementary Information:
Depreciation and amortization	$11,472	$5,905	$31,472	$23,646
Capital spending	$7,230	$10,081	$20,807	$19,313

Segment Reporting:
Volume (pounds):
Aluminum-Domestic	501,801	539,674	1,938,777	2,144,799
Aluminum-International	224,172	53,112	778,810	157,848
Zinc	57,097	60,569	238,441	233,372

	783,070	653,355	2,956,028	2,536,019

Percent Tolled:	56%	60%	55%	59%

Revenues:
Aluminum-Domestic	$120,209	$123,767	$479,585	$505,683
Aluminum-International	72,669	6,602	256,386	23,952
Zinc	45,050	37,522	156,044	157,533

	$237,928	$167,891	$892,015	$687,168

Segment Income (loss):
Aluminum-Domestic	$(2,378)	$8,093	$12,812	$34,938
Aluminum-International	5,694	845	17,310	1,536
Zinc	834	394	4,895	3,677

	$4,150	$9,332	$35,017	$40,151

(1)	Certain reclassifications have been made to 2002 segment information to conform to the current year presentation.

(more. . .)

IMCO Recycling Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited—in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash	$38,334	$6,875
Accounts Receivable, Net	112,128	24,501
Inventories	78,270	42,730
Other Current Assets	23,612	16,565

Total Current Assets	252,344	90,671

PP&E, Net	219,668	187,451
Goodwill, Net	69,049	51,118
Investments	976	17,467
Other Assets, Net	13,401	4,703

TOTAL ASSETS	$555,438	$351,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$94,937	$77,682
Accrued Liabilities	30,955	18,589
Short-Term Notes Payable	—	7,420
Current Maturities Of L-T Debt	26	94,075

Total Current Liabilities	125,918	197,766

Long-Term Debt	256,167	14,550
Deferred Income Taxes Payable	19,753	10,883
Other Long-Term Liabilities	25,244	11,347
Stockholders’ Equity	128,356	116,864

TOTAL LIABILITIES AND EQUITY	$555,438	$351,410

(more. . .)

Reconciliation of Earnings Before Interest,

Taxes, Depreciation and Amortization (EBITDA)

	For the three months ended December 31,		For the full year ended December 31,
	2003	2002	2003	2002
EBITDA (1)	$16,353	$10,011	$51,490	$44,080
Interest expense	6,287	2,235	15,806	9,727
Income taxes	(3,827)	417	(1,653)	3,843
Depreciation and amortization	11,472	5,905	31,472	23,646
Cumulative effect of accounting change	—	—	—	58,730
Write-downs of assets held for sale	1,965	—	1,965	—

Net earnings (loss)	$456	$1,454	$3,900	$(51,866)

(1)	EBITDA represents net earnings (loss), before interest expense, provision for (benefit from) taxes, depreciation and amortization, write-downs of assets held for sale and cumulative effect of accounting change, net of tax benefit. EBITDA is a non-GAAP measure which is presented because we believe that it is a useful indicator of our ability to incur and service debt. EBITDA should not be construed as an alternative to net earnings (loss) or operating earnings (loss) as an indicator of our performance, or as an alternative to cash flow from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such a measure is determined in accordance with GAAP.

######